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                     December 9, 2020

       Howard Yu
       Chief Financial Officer
       Envista Holdings Corp
       200 S. Kraemer Blvd., Building E
       Brea, California 92821-6208

                                                        Re: Envista Holdings
Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 21,
2020
                                                            File number
001-39054

       Dear Mr. Yu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences